Exhibit 99.1

Checkers Drive-In Restaurants, Inc.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

Checkers®/Rally’s® Responds to Hurricane Katrina Disaster
Double Drive-Thru Chain Creates Two-Pronged Campaign to Provide Relief

TAMPA, FL – September 13, 2005 – Checkers Drive-In Restaurants, Inc., the nation’s largest chain of double drive-thru restaurants (NASDAQ: CHKR), today announced a two-pronged campaign responding to those needing aid in the wake of Hurricane Katrina. The campaign is to raise money for the American Red Cross Hurricane Katrina response and for the relief of more than 500 Checkers®/Rally’s® Company and franchised employees.

“With the number of Checkers/Rally’s locations in the impacted areas in and around New Orleans, Mobile, and Biloxi, many of our crew members, managers and franchisees continue to experience the fury of Katrina first hand,” said Keith E. Sirois, President and CEO of Checkers Drive-In Restaurants, Inc. “Our franchisees, employees, vendors and customers who were not impacted directly by the storm have expressed an overwhelming desire to help all those in need, and I am pleased to announce the two ways in which we are all working together to make a difference.”

Beginning on Wednesday, September 14, 2005, and running through October 16, 2005, all Company-owned restaurants and select participating franchised locations will donate $1 from every purchased NASCAR® Combo meal to support the American Red Cross Katrina relief efforts.

For the second prong of the campaign, the Company has established the Checkers/Rally’s Employee Relief Fund, Inc. to aid both Company and franchised-restaurant employees who were impacted by Hurricane Katrina.

Checkers Drive-In Restaurants, Inc. made an initial donation of $25,000 to commence the fund, and is currently accepting voluntary donations from vendor partners, franchisees, employees and the public. Distributions from the fund are already underway to those employees most in need.

“Our employees are returning to work despite, in some cases, having lost everything. Our immediate efforts are focused on providing additional resources for these employees as they recover from Katrina,” said Sirois. “Given the nature of this disaster, our first priority is our employees. For recovery of our restaurant operations, we have the necessary contingency planning and insurance in place with the right team members on the ground.”

Last week within 24 hours of the storm passing, the Company set up an employee emergency hotline. The 800 number has provided information regarding payroll and other benefits to more than 200 Company and franchised-restaurant employees who have called, and has enabled the Company to create a database of relocated crew members.

For information about how to donate to Checkers/Rally’s Employee Relief Fund please visit www.checkers.com

“On behalf of everyone at Checkers/Rally’s, I’d like to express my sincere appreciation for the generosity expressed toward our employees and customers most affected by Katrina, and I’d like to thank the American Red Cross and their volunteers for their tireless response to the disaster,” said Sirois.

About Checkers Drive-In Restaurants, Inc.
Checkers Drive-In Restaurants, Inc. (www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR®. In 2005, the Company received the Nation’s Restaurant News Hot! Again Award for its sizzling business performance.

About Checkers/Rally’s Employee Relief Fund, Inc.
Checkers/Rally’s Employee Relief Fund, Inc. is a not-for-profit corporation established to collect donations that will be distributed to Checkers/Rally’s Company and Franchised-store employees affected by Hurricane Katrina. The distribution of the fund will be based on need.

About American Red Cross Disaster Assistance
American Red Cross disaster assistance is free, made possible by voluntary donations of time and money from the American people. The American Red Cross provides shelter, food, counseling and other assistance to those in need.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.